Exhibit 10.3

CARBYLAN THERAPEUTICS, INC.

2015 INCENTIVE PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures relating to the Plan; and otherwise do all things necessary or appropriate to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. The maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan shall be (1) 750,000 shares of Stock; plus (2) any shares of Stock that remain available for grant under the Company’s Existing Plans after the date of adoption of the Plan, or that become available for grant under the Company’s Existing Plans after the date of adoption of the Plan as a result of forfeiture of awards thereunder; plus (3) an annual increase each January 1 (beginning January 1, 2016) and with the last increase on January 1, 2024) equal to the least of (A) 1,200,000 shares of Stock, (B) four percent (4%) of the outstanding shares of Stock on the last day of the immediately preceding calendar year, and (C) such number of shares of Stock, if any, determined by the Board to the extent the Board takes action with respect to the foregoing (for the avoidance of doubt, if the Board does not take such action, the number of shares of Stock shall be increased by the lesser of (A) and (B)). Up to the total number of shares of Stock available for awards to employee Participants may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. For purposes of this Section 4(a), the number of shares of Stock delivered in satisfaction of Awards will be determined without including any shares of Stock underlying Awards settled in cash or which otherwise expire or become unexercisable without having been exercised or are forfeited to or repurchased by the Company due to failure to vest. However, any shares of Stock that are withheld by the Company in payment of the exercise price of any Award requiring exercise or in satisfaction of tax withholding requirements with respect to any Award shall not become available for Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder, and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition shall not reduce the number of shares of Stock available for Awards under the Plan.

(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(c) Section 162(m) Limits. The following additional limits will apply to Awards of the specified type granted, or in the case of Cash Awards, payable to any person in any calendar year:

(1) Stock Options: 1,000,000 shares of Stock.

(2) SARs: 1,000,000 shares of Stock.

(3) Awards other than Stock Options, SARs or Cash Awards: 1,000,000 shares of Stock.

(4) Cash Awards: $1,000,000.

In applying the foregoing limits, (i) all Awards of the specified type granted to the same person in the same calendar year will be aggregated and made subject to one limit; (ii) the limits applicable to Stock Options and SARs refer to the number of shares of Stock subject to those Awards; (iii) the share limit under clause (3) refers to the maximum number of shares of Stock that may be delivered, or the value of which could be paid in cash or other property, under an Award or Awards of the type specified in clause (3) assuming a maximum payout; and (iv) the dollar limit under clause (4) refers to the maximum dollar amount payable under an Award or Awards of the type specified in clause (4) assuming a maximum payout. The foregoing provisions will be construed in a manner consistent with Section 162(m), including, without limitation, where applicable, the rules under Section 162(m) pertaining to permissible deferrals of exempt awards.

(d) Additional Limits. In the case of a non-employee director of the Company, additional limits shall apply such that the maximum grant-date fair value of Stock-denominated Awards granted in any fiscal year of the Company during any part of which the director is then eligible under the Plan shall be $400,000, except that such limit for a non-employee Chairman of the Board shall be $750,000 in each case, computed in accordance with ASC Topic 718 or any successor provision. The foregoing additional limits related to non-employee directors of the Company shall not apply to any Award or shares of Stock granted pursuant to a non-employee director’s election to receive an Award or shares of Stock in lieu of cash retainers or other fees (to the extent such Award or shares of Stock have a fair value equal to the value of such cash retainers or other fees).

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among key Employees and directors of, and consultants and advisors to, the Company and its Affiliates. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options other than ISOs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Stock Option to either the Company or to a subsidiary of the Company that would be described in the first sentence of Treas. Regs. §1.409A-1(b)(5)(iii)(E).

6.	RULES APPLICABLE TO AWARDS

(a) All Awards

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan. No Awards may be made after the date that is ten years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs and NSOs) may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs to any transferee eligible to be covered by the provisions of Form S-8 (under the Securities Act), subject to such limitations as the Administrator may impose.

(4) Vesting, etc. The Administrator will determine the time or times at which an Award will vest or become exercisable and the terms on which a Stock Option or SAR will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A) Immediately upon the cessation of the Participant’s Employment and except as provided in (B) and (C) below, each Stock Option and SAR that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.

(B) Subject to (C) and (D) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months and (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C) All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death or Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or Disability, as the case may be, and (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D) All Awards (whether or not exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the sole determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause.

(5) Additional Restrictions. The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award at any time if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan, or if the Participant breaches any agreement with the Company or its Affiliates with respect to non-competition, non-solicitation or confidentiality. Without limiting the generality of the foregoing, the Administrator may recover Awards made under the Plan and payments under or gain in respect of any Award in accordance with any applicably Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or as otherwise required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act or any stock exchange or similar rule adopted under said Section.

(6) Taxes. The grant of an Award and the delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes as it deems necessary or appropriate. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(7) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award, whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the requirements of Section 409A. Dividends or dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to such limits or restrictions as the Administrator may impose.

(8) Rights Limited. Nothing in the Plan or in any Award will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan; nor will anything in the Plan or in any Award affect the right of the Company or its Affiliates to discharge or discipline a Participant at any time. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(9) Section 162(m). In the case of any Performance Award (other than a Stock Option or SAR) intended to qualify for the performance-based compensation exception under Section 162(m), the Administrator will establish the applicable Performance Criterion or Criteria in writing no later than ninety (90) days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)) and, prior to the event or occurrence (grant, vesting or payment, as the case may be) that is conditioned on the attainment of such Performance Criterion or Criteria, will certify whether it or they have been attained.

(10) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4). In any case where an award is made under another plan or program of the Company or its Affiliates and such award is intended to qualify for the performance-based compensation exception under Section 162(m), and such award is settled by the delivery of Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan will be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of the Section 162(m) performance-based compensation exception with respect thereto.

(11) Section 409A. Each Award will contain such terms as the Administrator determines, and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(12) Fair Market Value. In determining the fair market value of any share of Stock under the Plan, the Administrator will make the determination in good faith consistent with the rules of Section 422 and Section 409A to the extent applicable.

(b) Stock Options and SARs.

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator), which may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate person and accompanied by any payment required under the Award. A Stock Option or SAR exercised by any person other than the Participant will not be deemed to have been exercised until the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise will be no less than 100% (or in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. Except in connection with a corporate transaction involving the Company (which term shall include, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares) or as otherwise contemplated by Section 7 of the Plan, the Company may not, without obtaining stockholder approval, (A) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs, (B) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs, or (C) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the fair market value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

(3) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price will be by cash or check acceptable to the Administrator, or by such other legally permissible means, if any, as may be acceptable to the Administrator.

(4) Maximum Term. Stock Options and SARs will have a maximum term not to exceed ten (10) years from the date of grant (or five (5) years from the date of grant in the case of an ISO granted to a ten-percent shareholder described in Section 6(b)(2) above); provided, however, that, if a Participant still holding an outstanding but unexercised NSO or SAR ten (10) years from the date of grant (or, in the case of an NSO or SAR with a maximum term of less than ten (10) years, such maximum term) is prohibited by applicable law or a written policy of the Company applicable to similarly situated employees from engaging in any open-market sales of Stock and if at such time the Stock is publicly traded (as determined by the Administrator), the maximum term of such Award will instead be deemed to expire on the thirtieth (30th) day following the date the Participant is no longer prohibited from engaging in such open market sales.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc. Except as otherwise provided in an Award agreement, the following provisions will apply in the event of a Covered Transaction:

(1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may (but, for the avoidance of doubt, need not) provide (i) for the assumption or continuation of some or all outstanding Awards or any portion thereof or (ii) for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2) Cash-Out of Awards. Subject to Section 7(a)(5) below, the Administrator may (but, for the avoidance of doubt, need not) provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines, it being understood that if the exercise or purchase price (or base value) of an Award is equal to or greater than the fair market value of one share of Stock (as determined in accordance with this Section 7(a)(2)), the Award may be cancelled with no payment due hereunder.

(3) Acceleration of Certain Awards. Subject to Section 7(a)(5) below, the Administrator may (but, for the avoidance of doubt, need not) provide that any Award requiring exercise will become exercisable, in full or in part and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(4) Termination of Awards Upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine in any case, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) upon consummation of the Covered Transaction, other than Awards assumed pursuant to Section 7(a)(1) above.

(5) Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or acceleration under Section 7(a)(3) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Changes in and Distributions With Respect to Stock.

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization, reclassification or other distribution of the Company’s equity securities without the receipt of consideration by the Company, or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of ASC Topic 718, the Administrator will make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and to the maximum share limits described in Section 4(c), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and for the performance-based compensation rules of Section 162(m), where applicable.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act or any applicable state or non-U.S. securities law. Any Stock required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that Stock certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

12.	ESTABLISHMENT OF SUB-PLANS

The Administrator may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Administrator will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as it deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as it deems necessary or desirable. All supplements so established will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction (as determined by the Administrator).

13.	GOVERNING LAW

(a) Certain Requirements of Corporate Law. Awards will be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchange or other trading system on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b) Other Matters. Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 13(a) above, the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of our based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c) Jurisdiction. By accepting an Award, each Participant will be deemed to (i) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the Northern District of California for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (ii) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the Northern District of California; and (iii) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board (including the full Board)) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” will include the person or persons so delegated to the extent of such delegation.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code.

“ASC Topic 718”: Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Cash Awards.

(viii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cash Award”: An Award denominated in cash.

“Cause”: In the case of any Participant who is party to an employment or severance-benefit agreement that contains a definition of “Cause,” the definition set forth in such agreement will apply with respect to such Participant under the Plan for so long as such agreement is in effect. In the case of any other Participant, “Cause” will mean, as determined by the Administrator in its reasonable judgment, (i) a substantial failure of the Participant to perform the Participant’s duties and responsibilities to the Company or subsidiaries or substantial negligence in the performance of such duties and responsibilities; (ii) the commission by the Participant of a felony or a crime involving moral turpitude; (iii) the commission by the Participant of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or any of its subsidiaries; (iv) a significant violation by the Participant of the code of conduct of the Company or its subsidiaries, of any material policy of the Company or its subsidiaries, or of any statutory or common law duty of loyalty to the Company or its subsidiaries; (v) material breach of any of the terms of the Plan or any Award made under the Plan, or of the terms of any other agreement between the Company or subsidiaries and the Participant; or (vi) other conduct by the Participant that could be expected to be harmful to the business, interests or reputation of the Company.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”: The Compensation Committee of the Board.

“Company”: Carbylan Therepeutics, Inc., a Delaware corporation.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Date of Adoption”: The earlier of the date the Plan was approved by the Company’s stockholders or adopted by the Board, as determined by the Compensation Committee.

“Disability”: In the case of any Participant who is a party to an employment or severance-benefit agreement that contains a definition of “Disability,” (or words with similar or correlative meanings) the definition set forth in such agreement will apply with respect to such Participant under the Plan. In the case of any other Participant, “Disability” will mean a disability that would entitle a Participant to long-term disability benefits under the Company’s long-term disability plan to which the Participant participates. Notwithstanding the foregoing, in any case in which a benefit that constitutes or includes “nonqualified deferred compensation” subject to Section 409A would be payable by reason of Disability, the term “Disability” will mean a disability described in Treas. Regs. Section 1.409A-3(i)(4)(i)(A).

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or an Affiliate. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. Notwithstanding the foregoing and the definition of “Affiliate” above, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Existing Plans”: The Carbylan Therapeutics, Inc. 2014 Stock Option Plan and the Carbylan Biosurgery, Inc. Amended and Restated 2004 Stock Option Plan.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO.

“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Administrator in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure or objectively determinable measures of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses and cost reduction goals; budget management; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; capital expenditures; one or more operating ratios; borrowing levels, leverage ratios or credit rating; debt reduction; market share; capital expenditures; cash flow; stock price; stockholder return; implementation or completion of projects or processes (including, without limitation, clinical trial initiation, clinical trial enrollment, clinical trial results, new and supplemental indications for existing products, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals and product supply); user or partner satisfaction; workforce diversity; employee retention; initiation of phases of clinical trials and/or studies by specific dates; patient enrollment rates; submission to, or approval by, a regulatory body (including, but not limited to the U.S. Food and Drug Administration) of an applicable filing or a product candidate; regulatory milestones; progress of internal research or clinical programs; progress of partnered programs; timely completion of clinical trials; submission of INDs and NDAs and other regulatory achievements; research progress, including the development of programs; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The Carbylan Therapeutics, Inc. 2015 Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Section 162(m)”: Section 162(m) of the Code.

“Securities Act”: The Securities Act of 1933, as amended.

“Stock”: Common stock of the Company, par value $0.001 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

Name:	[—]
Number of Shares of Stock Subject to Option:	[—]
Exercise Price Per Share:	$[—]
Date of Grant:	[—]

CARBYLAN THERAPEUTICS, INC.

2015 INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

This agreement (this “Agreement”) evidences a stock option granted by Carbylan Therapeutics, Inc. (the “Company”) to the individual named above (the “Optionee”) pursuant to and subject to the terms of Carbylan Therapeutics, Inc. 2015 Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.

1. Grant of Stock Option. On the date of grant set forth above (the “Date of Grant”) the Company granted to the Optionee an option (the “Stock Option”) to purchase, on the terms provided herein and in the Plan, up to the number of shares of Stock set forth above (each, a “Share,” and collectively, the “Shares”) at the exercise price per Share set forth above, in each case subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

The Stock Option evidenced by this Agreement is intended to be an “incentive stock option” within the meaning of Section 422 of the Code (an “ISO”) and is granted to the Optionee in connection with the Optionee’s employment by the Company and its qualifying subsidiaries. For purposes of the immediately preceding sentence, “qualifying subsidiary” means a subsidiary of the Company as to which the Company has a “controlling interest” as described in Treas. Regs. §1.409A-1(b)(5)(iii)(E)(1). To the extent the Stock Option does not qualify as an ISO, it will be treated as a non-statutory stock option.

2. Meaning of Certain Terms. Each initially capitalized term used but not separately defined herein has the meaning assigned to such term in the Plan. [The following terms have the following meanings:

(a) [—].]

3. Vesting; Method of Exercise. Unless earlier terminated, forfeited, relinquished or expired, the Stock Option shall vest [—], provided that the Optionee has remained in continuous Employment from the Date of Grant through the applicable vesting date.

No portion of the Stock Option may be exercised until it vests. Each election to exercise must comply with such rules as the Administrator prescribes from time to time and must be accompanied by payment in full of the exercise price in the form of (i) cash or a check acceptable to the Administrator, (ii) to the extent permitted by the Administrator, payment by means of a broker-assisted cashless exercise program, (iii) such other form of payment, if any, as may be acceptable to the Administrator, or (iv) any combination of the foregoing. The latest date on which the Stock Option or any portion thereof may be exercised will be the 10th anniversary of the Date of Grant (the “Final Exercise Date”); provided, however, if at such time the Optionee or other person (if any) authorized to exercise the Stock Option is prohibited by applicable law or written Company policy applicable to the Optionee (or such other person, as applicable) and similarly situated persons from engaging in any open-market sales of Stock, the Final Exercise Date will be automatically extended to thirty (30) days following the date the Optionee or such other person, as the case may be, is no longer prohibited from engaging in such open-market sales. Any portion of the Stock Option that remains outstanding and has not been exercised by the Final Exercise Date will thereupon immediately terminate. Upon any earlier termination of Employment, the provisions of Section 6(a)(4)(A)-(D) of the Plan shall apply.

4. Forfeiture; Recovery of Compensation. By accepting the Stock Option the Optionee expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, under the Stock Option or to any Stock acquired under the Stock Option or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision) Nothing in the preceding sentence shall be construed as limiting the general application of Section 8 of this Agreement.

5. Transfer of Stock Option. The Stock Option may not be transferred except at death in accordance with Section 6(a)(3) of the Plan.

6. Form S-8 Prospectus. The Optionee acknowledges that he or she has received and reviewed a copy of the prospectus required by Part I of Form S-8 relating to shares of Stock that may be issued pursuant to the exercise of the Stock Option under the Plan.

7. Certain Tax Matters.

(a)

If at the time the Stock Option is exercised the Company determines that under applicable law it could be liable for the withholding of any federal, state, or local tax upon such exercise or with respect to the disposition of any Shares acquired upon such exercise, the Optionee expressly acknowledges and agrees that the Optionee’s rights hereunder, including the right to be issued the Shares (or any portion thereof) upon exercise, are subject to the Optionee’s promptly paying, or in respect of any later requirement of withholding being liable promptly to pay at such time as such withholdings are due, to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld, if any. No Shares will be transferred pursuant to the exercise of the Stock Option unless and until the person exercising the Stock Option has remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local requirements with respect to tax withholdings then due and has committed (and by exercising the Stock

Option the Optionee shall be deemed to have committed) to pay in cash all tax withholdings required at any later time in respect of the transfer of such Shares, or has made other arrangements satisfactory to the Administrator with respect to such taxes. The Optionee also authorizes the Company and its subsidiaries to withhold such amounts from any amounts otherwise owed to the Optionee, but nothing in this sentence shall be construed as relieving the Optionee of any liability for satisfying his or her obligations under the preceding provisions of this Section.

(b)	If the Optionee disposes of the Shares acquired upon exercise of the Stock Option within two years from the Date of Grant or one year after such Shares were acquired pursuant to the exercise of the Stock Option, within fifteen (15) days of such disposition, the Optionee shall notify the Company in writing of such disposition.

(c)	To the extent that the aggregate fair market value (determined at the time of grant) of the Shares subject to the Stock Option and all other ISOs the Optionee holds that are exercisable for the first time during any calendar year (under all plans of the Company and its related corporations) exceeds $100,000, the options held by the Optionee or portions thereof that exceed such limit (according to the order in which they were granted in accordance with the regulations under Section 422 of the Code) shall be treated as a non-statutory stock option.

(d)	The Optionee acknowledges and agrees that the Company or the Administrator may take any action permitted under the Plan without regard to the effect such action may have on the status of the Stock Option as an incentive stock option under Section 422 of the Code and that such actions may cause the Stock Option to fail to be treated as an ISO under Section 422 of the Code. The Optionee further acknowledges and agrees that neither the Company, nor any of its Affiliates, nor the Administrator, nor any person acting on behalf of the Company, any of its Affiliates, or the Administrator, will be liable to the Optionee or to the estate or beneficiary of the Optionee or to any other person by reason of the failure the Stock Option to satisfy the requirements of Section 422 of the Code.

8. Acknowledgments. By accepting the Stock Option, the Optionee agrees to be bound by, and agrees that the Stock Option is subject in all respects to, the terms of the Plan. The Optionee further acknowledges and agrees that (i) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder and (ii) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Optionee.

[The remainder of this page is intentionally left blank]

Executed as of the      day of [—], [—].

Company:	CARBYLAN THERAPEUTICS, INC.

By:
Name:
Title:

Optionee:
Name:

Address:

[Signature Page to Non-Statutory Option Agreement]

Name:	[—]
Number of Shares of Stock Subject to Option:	[—]
Exercise Price Per Share:	$[—]
Date of Grant:	[—]

CARBYLAN THERAPEUTICS, INC.

2015 INCENTIVE PLAN

NON-STATUTORY STOCK OPTION AGREEMENT

This agreement (this “Agreement”) evidences a stock option granted by Carbylan Therapeutics, Inc. (the “Company”) to the individual named above (the “Optionee”) pursuant to and subject to the terms of Carbylan Therapeutics, Inc. 2015 Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.

1. Grant of Stock Option. On the date of grant set forth above (the “Date of Grant”) the Company granted to the Optionee an option (the “Stock Option”) to purchase, on the terms provided herein and in the Plan, up to the number of shares of Stock set forth above (each, a “Share,” and collectively, the “Shares”) at the exercise price per Share set forth above, in each case subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

The Stock Option evidenced by this Agreement is a non-statutory option (that is, an option that is not to be treated as a stock option described in subsection (b) of Section 422 of the Code). The Optionee is an employee of the Company and/or of one or more subsidiaries of the Company with respect to which the Company has a “controlling interest” as described in Treas. Regs. §1.409A-1(b)(5)(iii)(E)(1).

2. Meaning of Certain Terms. Each initially capitalized term used but not separately defined herein has the meaning assigned to such term in the Plan. [The following terms have the following meanings:

(a) [—].]

3. Vesting; Method of Exercise. Unless earlier terminated, forfeited, relinquished or expired, the Stock Option shall vest [—], provided that the Optionee has remained in continuous Employment from the Date of Grant through the applicable vesting date.

No portion of the Stock Option may be exercised until it vests. Each election to exercise must comply with such rules as the Administrator prescribes from time to time and must be accompanied by payment in full of the exercise price in the form of (i) cash or a check acceptable to the Administrator, (ii) to the extent permitted by the Administrator, payment by means of a broker-assisted cashless exercise program, (iii) such other form of payment, if any, as may be acceptable to the Administrator, or (iv) any combination of the foregoing. The latest date on which the Stock Option or any portion thereof may be exercised will be the 10th anniversary of the Date of Grant (the “Final Exercise Date”); provided, however, if at such time the Optionee or other person (if any) authorized to exercise the Stock Option is prohibited by applicable law or written Company policy applicable to the Optionee (or such other person, as applicable) and similarly situated persons from engaging in any open-market sales of Stock, the Final Exercise Date will be automatically extended to thirty (30) days following the date the Optionee or such other person, as the case may be, is no longer prohibited from engaging in such open-market sales. Any portion of the Stock Option that remains outstanding and has not been exercised by the Final Exercise Date will thereupon immediately terminate. Upon any earlier termination of Employment, the provisions of Section 6(a)(4)(A)-(D) of the Plan shall apply.

4. Forfeiture; Recovery of Compensation. By accepting the Stock Option the Optionee expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, under the Stock Option or to any Stock acquired under the Stock Option or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). Nothing in the preceding sentence shall be construed as limiting the general application of Section 8 of this Agreement.

5. Transfer of Stock Option. The Stock Option may not be transferred except at death in accordance with Section 6(a)(3) of the Plan.

6. Form S-8 Prospectus. The Optionee acknowledges that he or she has received and reviewed a copy of the prospectus required by Part I of Form S-8 relating to shares of Stock that may be issued pursuant to the exercise of the Stock Option under the Plan.

7. Certain Tax Matters. If at the time the Stock Option is exercised the Company determines that under applicable law it could be liable for the withholding of any federal, state, or local tax upon such exercise or with respect to the disposition of any Shares acquired upon such exercise, the Optionee expressly acknowledges and agrees that the Optionee’s rights hereunder, including the right to be issued the Shares (or any portion thereof) upon exercise, are subject to the Optionee’s promptly paying, or in respect of any later requirement of withholding being liable promptly to pay at such time as such withholdings are due, to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld, if any. No Shares will be transferred pursuant to the exercise of the Stock Option unless and until the person exercising the Stock Option has remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local requirements with respect to tax withholdings then due and has committed (and by exercising the Stock Option the Optionee shall be deemed to have committed) to pay in cash all tax withholdings required at any later time in respect of the transfer of such Shares, or has made other arrangements satisfactory to the Administrator with respect to such taxes. The Optionee also authorizes the Company and its subsidiaries to withhold such amounts from any amounts otherwise owed to the Optionee, but nothing in this sentence shall be construed as relieving the Optionee of any liability for satisfying his or her obligations under the preceding provisions of this Section.

8. Acknowledgments. By accepting the Stock Option, the Optionee agrees to be bound by, and agrees that the Stock Option is subject in all respects to, the terms of the Plan. The Optionee further acknowledges and agrees that (i) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder and (ii) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Optionee.

[The remainder of this page is intentionally left blank]

Executed as of the     day of [—], [—].

Company:	CARBYLAN THERAPEUTICS, INC.

By:
Name:
Title:

Optionee:
Name:

Address:

[Signature Page to Non-Statutory Option Agreement]